UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 14, 2014

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 14, 2014, the Board of Directors of the TETRA Technologies, Inc. ("TETRA" or the "Company") increased the size of the Board of Directors to eleven members, and appointed Mark E. Baldwin and John “Jay” F. Glick as members of the Board of Directors to fill the vacancies created by the increase. Messrs. Baldwin and Glick will serve until the Company’s Annual Meeting of Stockholders in 2014 or until their respective successors have been duly elected and qualified. The Board of Directors has determined that Messrs. Baldwin and Glick are independent, as independence is defined in the listing standards of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Neither Mr. Baldwin nor Mr. Glick has at this time been appointed to a committee of the Company’s Board of Directors, nor has it been determined when any such appointments will be made.

Mr. Baldwin, 60, served as the Executive Vice President and Chief Financial Officer of Dresser-Rand Group, Inc. from 2007 until his retirement in 2013. Prior to joining Dresser-Rand, his career experience included serving as the Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC Inc., Executive Vice President and Chief Financial Officer for NextiraOne, and as Chairman of the Board and Chief Executive Officer for Pentacon Inc. Mr. Baldwin led Pentacon through an initial public offering in 1998 and the formation of its board of directors and senior leadership team. He also spent 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group. Mr. Baldwin currently serves as a director of Nine Energy Service, a private company providing downhole completions services, and previously served as a director of Seahawk Drilling Inc. from August 2009 until February 2011. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University, and an MBA from Tulane University.

Mr. Glick, 61, is the former President, Chief Executive Officer and a director of Lufkin Industries, Inc. and oversaw the growth of Lufkin and ultimately the recent sale of the company to General Electric in July 2013. Mr. Glick joined Lufkin Industries in 1994 as Vice President and General Manager of the Power Transmission Division. He was elected President and a director of the Company in 2007 and CEO in 2008. He previously served as Vice President and General Manager of the Oilfield Division. Prior to joining Lufkin, Mr. Glick held several senior management level positions with Cameron Iron Works, Inc. and Cooper Industries, Inc. for a combined 20 years. Mr. Glick received a B.S. in Journalism from the University of Kansas and graduated from the Harvard Graduate School of Business Program for Management Development.

Messrs. Baldwin and Glick will receive compensation for their services as directors consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 18, 2011 and Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended by the increase in the amounts of annual cash retainers described below. On January 14, 2014, Messrs. Baldwin and Glick were each granted an award of 3,108 restricted shares of the Company’s common stock, which represents a proportionate annual equity award consistent with the Company’s non-employee director compensation policy.

On November 6, 2013, the Board of Directors of the Company approved an increase in the amount of non-employee director compensation. The annual cash retainer paid to non-employee directors was increased from $40,000 to $50,000, and the annual cash retainer paid to the non-executive chairman of the Board of Directors was increased from $115,000 to $132,000. Such increased cash retainers, which are paid to non-employee directors on a monthly basis, became effective on December 1, 2013.

There are no arrangements or understandings between Mr. Baldwin or Mr. Glick and any other person pursuant to which either of them was appointed as a director. Neither the Company nor the Board of Directors is aware of any transaction in which Mr. Baldwin or Mr. Glick has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Messrs. Baldwin and Glick will be indemnified by the Company pursuant to the Company’s Certificate of Incorporation and Amended and Restated Bylaws for actions associated with being a director. In addition, the Company has also entered into indemnification agreements with Messrs. Baldwin and Glick dated January 14, 2014, which provide for indemnification to the fullest extent permitted under Delaware law. Each indemnification agreement provides for indemnification of expenses, liabilities, judgments, fines and amounts paid in settlement in connection with proceedings brought against Mr. Baldwin or Mr. Glick as a result of his service as a director. The indemnification agreements are substantially identical to the form of agreement executed by the Company’s other directors and executive officers.

A copy of the press release announcing the appointment of Messrs. Baldwin and Glick is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated January 16, 2014, issued by TETRA Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: January 16, 2014

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated January 16, 2014, issued by TETRA Technologies, Inc.

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